Exhibit 10.1
TRANSITION SERVICES AGREEMENT
     This TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of June 1, 2008, by and between HealthMarkets, Inc., a Delaware corporation (the “Company”), and William J. Gedwed (“Consultant”). Except as otherwise defined herein, certain words or phrases used herein with initial capital letters shall have the meaning set forth in Section 17 of hereof.
     WHEREAS, the Company and Consultant are parties to an Employment Agreement dated April 4, 2006 (the “Prior Agreement”), and the Company and Consultant desire to enter into this Transition Services Agreement which will supersede the Prior Agreement;
     WHEREAS, the Company and Consultant are parties to a Nonqualified Stock Option Agreement dated June 26, 2006, as amended (the “Option Agreement”);
     WHEREAS, the Company and Consultant are parties to a Stock Option Agreement dated March 16, 2005 (the “Rollover Options Agreement”);
     WHEREAS, the Company and Consultant are parties to a Stockholders Agreement (as defined in Section 17(d));
     WHEREAS, the Company believes that Consultant’s expertise and knowledge will enhance the Company’s business;
     WHEREAS, the Company desires to retain the services of Consultant following his departure from employment with the Company, and Consultant wishes to provide such services to the Company under the terms and conditions of this Agreement for a transition period, commencing on the Effective Date; and
     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
     1. Services.
          (a) Independent Consultant. In connection with Consultant’s departure from employment with the Company, and the Company’s acceptance of Consultant’s resignation of employment effective as of June 1, 2008, subject to Consultant executing the Release Agreement, attached hereto as Schedule A (the “Release”), within 21 days following June 6, 2008, and not revoking the Release prior to the expiration of the Revocation Period (as defined in the Release Agreement), the Company shall retain Consultant on a non-exclusive basis with respect to the business of the Company and its subsidiaries to perform the following transition services: (i) provide assistance and advice to the Chief Executive Officer, President and the Chief Operating Officer of the Company, as requested; (ii) review and evaluate current management practices and standards of the Company and its affiliates; (iii) make recommendations regarding current management practices and standards and potential modifications and improvements; (iv) consult with and evaluate current management personnel; (v) provide other services related to the management practices of the Company and its affiliates as may be mutually agreed upon by the Company and Consultant from time to time (the “Services”). Consultant hereby accepts such engagement with the Company, upon the terms and conditions set forth herein, for the Term, as defined in Section 2, and shall perform the Services and such other duties as may be mutually agreed upon by the Chief Executive Officer of the Company and Consultant. Consultant shall make himself available to provide the Services for approximately 60 hours per quarter. Consultant’s Services requested by the Company and provided by Consultant in excess of 60 hours per quarter during the Term shall be invoiced by Consultant to the Company for payment to Consultant at an hourly rate of $500.00 per hour. Consultant agrees to keep accurate and timely records of actual hours spent performing such Services hereunder during each month of the Term and to submit a copy of such records to the Company promptly after the end of each month. Consultant shall perform the Services in a competent and professional manner and upon the terms and subject to the conditions set forth in this Agreement.
          (b) Director. The Consultant is, as of the date hereof, a member of the Board of Directors of the Company (the “Board”), and during the Term the Company will nominate him for election to the Board by the Company’s stockholders at future annual stockholders’ meetings. Consultant acknowledges and agrees, that except as otherwise provided in Section 3, he will not be entitled to any other remuneration for his service as a Director of the Board. Consultant further acknowledges and agrees that services provided to the Company in his capacity as a Director will not count against the number of hours he has agreed to make himself available to the Company as a Consultant pursuant to Section 1(a) above.
          (c) HIPAA Business Associate Agreement. Prior to the commencement of the Services hereunder, Consultant shall execute a HIPAA Business Associate Agreement in the form attached hereto as Schedule C.
     2. Term. The term of this Agreement shall commence on the first business day following the Release Effective Date (as defined in Section 7(f) of the Release) (the “Effective Date”) and shall end on the second anniversary of the Effective Date (the “Term”); provided, however, that to the extent Consultant has not signed the Release with all periods for revocation expired, as provided in the Release, this Agreement shall be null and void ab initio and of no force or effect, and Consultant acknowledges and agrees that Consultant will forfeit his right to receive any of the payments and benefits provided for herein and pursuant to the terms of the Prior Agreement.
     3. Compensation. The Company and Consultant agree that for purposes of determining Consultant’s entitlements from and obligations to the Company, it is agreed that Consultant’s departure and resignation of employment from the Company will be treated no less favorably than a termination pursuant to Section 10 of the Prior Agreement, entitling Consultant to the compensation payments and benefits as set forth in this Section 3. Subject to the terms and conditions of Section 2 hereof, during the Term, Consultant shall be entitled to:
          (a) commencing on the first payroll date following the Effective Date, receive from the Company $1,200,000.00 per annum, such amount to be payable in equal bi-weekly installments payable for the duration of the Term, and each payment shall be a separate payment and not one of a series of payments for purposes of Section 409A of the Code, subject to the terms and conditions of this Agreement;
          (b) notwithstanding any provision in the terms of the Prior Agreement or the Option Agreement to the contrary, to the extent not previously vested, cancelled or expired, during the Term, Consultant’s Options (as such term is defined in the Option Agreement) shall continue to vest during the Term, in accordance with the vesting schedule set forth in Section 4 of the Option Agreement, and shall continue to be subject to the provisions set forth in the Option Agreement. Shares of the Company’s Class A-1 common stock acquired on exercise of any Option or any Company Stock Option (as such term is defined in Section 8(a)(ii) of the Prior Agreement) will be subject to the terms and conditions of the Stockholders’ Agreement. The Company and Consultant acknowledge that they will agree to provide the Company with the right to require Consultant and executives of the Company to waive any registration rights with regard to such shares upon an IPO, in which case the Company will implement an IPO bonus plan in cash, stock or additional options to compensate for the loss of liquidity of Consultant’s and the executives of the Company.
          (c) In the event that Consultant dies while any payments are still payable to Consultant under this Section 3, all such unpaid amounts shall be paid in the form of a lump sum cash payment equal to the remaining unpaid amounts, not later than the tenth (10th) business day following Consultant’s death, to the person(s) designated by Consultant in a written statement provided by Consultant to the Company prior to Consultant’s death setting forth the name and contact information of such person(s), or, if no such person is designated by Consultant prior to his death, to Consultant’s beneficiary as named on Consultant’s beneficiary form(s) pursuant to the Company’s 401(k) and Savings Plan, or, if no such beneficiary is so named under such plan, then to Consultant’s estate.
     4. Benefits. (a) During the Term, Consultant shall be entitled to participate in the Company’s group health plans at the level of participation and coverage in effect for Consultant on Consultant’s last day as an employee of the Company (the “Retirement Date”) (including any employee contribution requirements) (“Coverage”), and the Company shall deduct from each payment payable to Consultant pursuant to Section 3(a), the amount of any contributions necessary to maintain such coverage for such period based on any employee contribution requirement in effect during the period of such coverage for the Company’s employees generally based on Consultant’s Coverage. For the avoidance of doubt, Consultant and the Company agrees that the Company’s long-term disability plan shall not be regarded as a group health plan, and Consultant further agrees that he will not be entitled to continued participation in the Company’s long-term disability plan after the Retirement Date.
          (b) During the Term, Consultant shall be entitled to participate in the Company’s group life and other life insurance plans at the level of participation and coverage in effect for Consultant immediately prior to the Retirement Date (including any employee contribution requirements), and the Company shall deduct from each payment payable to Consultant pursuant to Section 3(a), the amount of any employee contributions necessary to maintain such coverage for the Term, based on any such contributions which were in effect immediately prior to such termination, in accordance with Section 409A of the Code.

          (c) Upon the expiration of the Term, Consultant shall be entitled to continued participation in the Company’s group health plans at the level of participation and coverage in effect for Consultant (including any contribution requirements applicable to Consultant) as of the Retirement Date for the number of months equal to the period of continuation coverage Consultant would have been entitled to pursuant to Section 4980B of the Code (“COBRA”) following the Retirement Date (the “COBRA Period”), and during the COBRA Period, Consultant shall make a payment to the Company in an amount equal to the monthly premium payments required to maintain such coverage on the first day of each calendar month commencing with the first calendar month next succeeding the last month of the Payment Period.
          (d) Except as otherwise provided by applicable law or this Section 4(d), notwithstanding anything in this Section 4 to the contrary, Consultant’s coverage under the Company’s group health and life insurance plans during or following expiration of the Term will terminate on the earlier of: (A) when Consultant becomes eligible for coverage under any employee benefit plan made available by an employer of Consultant and covering the same type of benefits or (B) Consultant’s death: provided, however, that in the event of Consultant’s death at any time during the Term or during the COBRA Period where Consultant is participating in the Company’s group health plans in accordance with Section 4(b) or 4(c) of this Agreement, Consultant’s eligible dependents shall be eligible for continuation coverage under the Company’s group health plans in accordance with the provisions of such plans and applicable law. Consultant shall notify the Company within thirty (30) days after becoming eligible for coverage of any such benefits.
          (e) Any benefits to be provided pursuant to this Section 4 through reimbursement of Consultant’s incurred expense will be reimbursed promptly after Consultant submits evidence of the incurrence of such expense, which reimbursement in no event will be later than the end of the year following the year in which Consultant incurs the expense, and each provision of a benefit pursuant to this Section 4 shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code. Any expenses reimbursed by the Company in no event will affect the amount of expenses required to be reimbursed by the Company in any other taxable year.
     5. Reimbursement of Expenses. The Company shall reimburse Consultant for all reasonable and documented out-of-pocket expenses incurred by Consultant in furtherance of his performance of the Services in accordance with the expense policy of the Company. Any such reimbursement shall be for payments incurred by Consultant prior to the end of the Term, and such reimbursement shall be made not later than December 31st of the year following the year in which Consultant incurs the expense. In no event will the amount of expenses so reimbursed by the Company in one year affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Each provision of reimbursement pursuant to this Section 5 shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code.
     6. Records. Consultant shall maintain complete, true and correct records relating to all Services performed under this Agreement for a period of at least seven (7) years or such longer period as may be required by law or regulations. Consultant will provide to the Company, at the Company’s request and at no cost to the Company, copies of documents supporting all fees and expenses invoiced to the Company.
     7. No Agency. The parties expressly intend and agree that Consultant shall not be, and shall not hold himself out as being, an agent of the Company. Consultant shall have no authority to bind the Company to any agreement or obligation, express or implied.
     8. Audit. The Company will also have the right, at the Company’s expense and from time to time during the Term of this Agreement and thereafter, to audit all records of Consultant in connection with fees and expenses invoiced to the Company.
     9. Taxes. (a) The Company will withhold from any amounts payable or transfer made under any compensation or other amount owing to Consultant under this Agreement all applicable federal, state, city or other withholding taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.
          (b) Consultant acknowledges and agrees that the Company has not made any representations to Consultant regarding the tax consequences of any amounts to be received by Consultant pursuant to this Agreement. Consultant agrees to pay any federal, state or other taxes, if any, which are required by law to be paid with respect to payments made to Consultant under this Agreement. Consultant, in his individual capacity and for Consultant’s heirs, executors, personal representatives, administrators, successors, and assigns, further agrees to indemnify, defend, and hold harmless the Company and each of its subsidiaries and affiliates from and against any and all claims, demands, deficiencies, levies, assessments, executions, judgments, or recoveries by any governmental entity against any of the Company and each of its subsidiaries and affiliates for any amounts claimed due on account of this Agreement or pursuant to claims made under any federal, state or other tax laws and any costs, expenses, or damages sustained by any of the Company and each of its subsidiaries and affiliates by reason of any such claims, including without limitation any amounts paid by any of the Company and each of its subsidiaries and affiliates as taxes, attorneys’ fees, deficiencies, levies, assessments, fines, penalties, interest, or otherwise. The Company shall have no responsibility for any of Consultant’s debts, liabilities or other obligations, or for the intentional, reckless, negligent or unlawful acts or omissions of Consultant.
     10. Termination.
          (a) Termination of Service as a Consultant. If, prior to the expiration of the Term, Consultant’s services with the Company is terminated by the Company or Consultant for any reason, Consultant agrees that, if requested by the Company, he will execute and deliver to the Company a release of claims against the Company in a form reasonably satisfactory to the Company (the “Consulting Release”) within 21 days after termination of Consultant’s services. Consultant’s Options shall be subject to the provisions set forth in the Option Agreement and the Rollover Options Agreement, as applicable. Shares of the Company’s Class A-1 common stock acquired on exercise of any Option or any Company Stock Option (as such term is defined in Section 8(a)(ii) of the Prior Agreement) will be subject to the terms and conditions of the Stockholders’ Agreement. The Company and Consultant acknowledge that they will agree to provide the Company with the right to require Consultant and executives of the Company to waive any registration rights with regard to such shares upon an IPO, in which case the Company will implement an IPO bonus plan in cash, stock or additional options to compensate for the loss of liquidity of Consultant’s and the executives of the Company.
          (b) Call Right. Upon termination of Consultant’s services with the Company or any of its Subsidiaries for any reason prior to an IPO, the Company will have the right to purchase any of Consultant’s shares of the Company’s Class A-1 common stock, in accordance with the terms and conditions of the Stockholders Agreement.
          (c) Return of Materials Upon Termination of Agreement. Upon termination of Consultant’s services with the Company for any reason or no reason, Consultant will promptly deliver to the Company originals and copies of all materials, property, documents, data and other information developed or created in connection with the performance of the Services, belonging to the Company or pertaining to any Confidential Information (as defined below). Consultant shall not retain any Confidential Information unless specifically authorized to do so in writing by the Company. Consultant shall not remove from the Company’s premises or otherwise transfer in any way, including without limitation by electronic means, any materials, property, documents or other information, or any reproduction or excerpt thereof, belonging to the Company or containing or pertaining to any such Confidential Information.
          (d) Resignation from All Positions. Upon the termination of Consultant’s services with the Company for any reason, unless otherwise requested by the Board, Consultant shall immediately resign from his position as Consultant of the Company and any other entities with respect to which the Company has requested Consultant to perform services as an independent consultant. Consultant hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his services, regardless of when or whether he executes any such documentation.
     11. Certain Additional Payments by the Company. Anything in this Agreement to the contrary notwithstanding, in the event that it is determined (as hereafter provided) that any payment (other than the Gross-Up Payments provided for in this Section 11 and Schedule B attached hereto) or distribution by the Company, its Subsidiaries or any of its affiliates to or for the benefit of Consultant, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then Consultant will be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”) (subject to Paragraph 7 of Schedule B attached hereto with respect to any transaction other than the Merger); provided, however, that no Gross-Up Payment will be made with respect to the Excise Tax, if any, attributable to (i) any incentive stock option, as defined by Section 422 of the Code (“ISO”) granted prior to the execution of this Agreement, or (ii) any stock appreciation or similar right, whether or not limited, granted in tandem with any ISO described in clause (i). The Gross-Up Payment will be in an amount such that, after payment by Consultant of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, Consultant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. For purposes of determining the amount of the Gross-Up Payment, Consultant will be considered to pay (1) federal income taxes at the Consultant’s effective tax rate in effect in the year in which the Gross-Up Payment will be made and (2) state and local income taxes at the Consultant’s effective tax rate in effect in the state or locality in which the Gross-Up Payment would be subject to state or local tax, net of the maximum reduction in federal income tax that could be obtained from deduction of such state and local taxes. The obligations set forth in this Section 11 will be subject to the procedural provisions described in Schedule B attached hereto. Notwithstanding any other provision of this Section 11 or Schedule B to the contrary, all taxes described in this Section 11 and Schedule B shall be paid or reimbursed no later than the end of the year following the year in which the applicable taxes are remitted or, in the case of reimbursement of expenses incurred due to a tax audit or litigation to which there is no remittance of taxes, no later than the end of the year following the year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation in accordance with Treasury Regulation Section 1.409A-3(i)(v). Any expenses, including interest and penalties assessed on the taxes described in this Section 11 or Schedule B, incurred by Executive shall be reimbursed promptly after Executive submits evidence of the incurrence of such expenses, which reimbursement in no event will be later than the end of the year following the year in which Executive incurs the expense, and each provision of reimbursements pursuant to this Section 11 shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code. Any expense reimbursed by the Company in no event will affect the amount of expenses required to be reimbursed by the Company in any other taxable year.
     12. Confidentiality.
          (a) Consultant acknowledges that in the course of his service as Consultant with the Company, he will or may have access to and become informed of confidential or proprietary information of the Company and its Subsidiaries (“Confidential Information”), which is a competitive asset, including, without limitation, (i) the terms of any agreement between the Company and any employee, customer or supplier, (ii) pricing strategy, (iii) merchandising and marketing methods, (iv) product development ideas and strategies, (v) personnel training and development programs, (vi) financial results, (vii) strategic plans and demographic analyses, (viii) proprietary computer and systems software, and (ix) any non-public information concerning the Company, its employees, suppliers or customers. Consultant agrees that he will keep all Confidential Information in strict confidence during the term of his service as a Consultant with the Company and thereafter, and will never directly or indirectly make known, divulge, reveal, furnish, make available, or use any Confidential Information (except in the course of his regular authorized duties on behalf of the Company). Consultant agrees that the obligations of confidentiality under this Section 12 shall survive termination of Consultant’s service with the Company regardless of any actual or alleged breach by the Company of this Agreement, until and unless any such Confidential Information shall have become, through no fault of Consultant, generally known to the public or Consultant is required by lawful service of process, subpoena, court order, law or the rules of regulations of any regulatory body to which he is subject to make disclosure (after providing to the Company a copy of the documents seeking disclosure of such information and giving the Company prompt notice upon receipt of such documents and prior to their disclosure). All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like relating to the Company’s business that Consultant uses, prepares or comes into contact with during the course of Consultant’s service shall remain the sole property of the Company and/or its affiliates, as applicable, and shall be turned over to the Company upon termination of Consultant’s service. Consultant’s obligations under this Section 12 are in addition to, and not in limitation of or preemption of, all other obligations of confidentiality which Consultant may have to the Company under general legal or equitable principles.
          (b) Except in the ordinary course of the Company’s business, Consultant has not made, nor shall at any time following the date of this Agreement, make or cause to be made, any copies, pictures, duplicates, facsimiles or other reproductions or recordings or any abstracts or summaries including or reflecting Confidential Information. All such documents and other property furnished to Consultant by the Company or any of its Subsidiaries or affiliates or otherwise acquired or developed by the Company any of its Subsidiaries or affiliates shall at all times be the property of the Company. Upon termination of Consultant’s service with the Company, Consultant will return to the Company any such documents or other property of the Company any of its Subsidiaries or affiliates which are in the possession, custody or control of Consultant.
          (c) Without the prior written consent of the Company (which may be withheld for any reason or no reason), except in the ordinary course of the Company’s business, Consultant shall not at any time following the date of this Agreement use for the benefit or purposes of Consultant or for the benefit or purposes of any other person, firm, partnership, association, trust, venture, corporation or business organization, entity or enterprise or disclose in any manner to any person, firm, partnership, association, trust, venture, corporation or business organization, entity or enterprise any Confidential Information.
     13. Non-Disparagement. Consultant agrees that Consultant will not make any statements, whether oral, written, telephonic, electronic, or by or in any other method or in any other format, that in any way disparage, damage, or undermine the character or reputation of any of the Company’s Subsidiaries or affiliates (collectively, the “Company Group”) or any member of management thereof; provided, however, that Consultant may make such statements as are necessary to comply with law. Notwithstanding the Arbitration provision set forth in Section 19 of this Agreement, the Company may resort to a court of equity to enforce this Section 13 of the Agreement by injunctive relief. In the event of a breach or threatened breach of this Section 13, the Company may also suspend any payments due under this Agreement pending the outcome of litigation and/or arbitration regarding such alleged breach of this Agreement by Consultant. The parties agree that this Section 13 is a material inducement to the Company entering into this Agreement. Additionally, the parties agree that the Company may enforce this Section 13 without posting a bond and without giving notice to the maximum extent permitted by law.

     14. Covenant Not to Compete; Covenant Not to Solicit. For a period commencing on the Retirement Date and ending on the second anniversary thereof (the “Restricted Period”), Consultant acknowledges and agrees that he will not, directly or indirectly, individually or on behalf of any other person or entity:
          (a) engage in any activity that can be reasonably expected to result in a competitive harm to the Company or any of the Company Group in any region of the United States in which the business of the Company Group is being conducted; or
          (b) solicit for hire, hire or employ (whether as an officer, director or insurance agent) any person who is an employee or independent contractor of any member of the Company Group or has been an employee or independent contractor of any member of the Company Group at any time during the six-month period prior to the Retirement Date or solicit, aid or induce any such person to leave his or her employment with any member of the Company Group to accept employment with any other person or entity.
          (c) Consultant’s ownership of less than one percent (1%) of any class of stock in a publicly-traded corporation shall not be deemed a breach of this Section 14.
          (d) Consultant acknowledges and agrees that a violation of the foregoing provisions of Sections 12, 13 or 14 would result in material detriment to the Company and would cause irreparable harm to the Company, and that the Company’s remedy at law for any such violation would be inadequate. In recognition of the foregoing, Consultant agrees that, in addition to any other relief afforded by law or this Agreement, including damages sustained by a breach of this Agreement and without the necessity or proof of actual damages, the Company shall have the right to enforce this Agreement by specific remedies, which shall include, among other things, temporary and permanent injunctions, it being the understanding of the undersigned parties hereto that damages and injunctions all shall be proper modes of relief and are not to be considered as alternative remedies.
     15. Proprietary Rights.
          (a) All results of any Services performed under this Agreement, including without limitation any and all plan or product design, software (including object and source code), deliverables, computer system designs, documentation, know-how, trade secrets, inventions (whether or not patentable or reduced to practice), discoveries, methods, improvements, processes, developments, works of authorship, materials, or data that Consultant makes, conceives, or devises, either solely or jointly, as a result of Services performed hereunder (whether or not such service is completed) (collectively, the “Work Product”), shall be deemed to be a work made for hire and made in the course of the Services rendered hereunder.
          (b) All right, title, and interest in and to the Work Product shall vest in the Company, and Consultant shall have no right, title, or interest in or to such Work Product. To the extent that title to any Work Product may not, by operation of law, vest in the Company or such Work Product may not be considered work made for hire, all rights, title and interest therein are hereby irrevocably assigned to the Company. All Work Product shall belong exclusively to the Company, with the Company having the right to obtain and to hold in its own name, copyrights, registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. Consultant agrees to give the Company and any person designated by the Company, reasonable assistance, in connection with any efforts by the Company to perfect the rights defined in this Section 15(b). Such assistance shall include, without limitation, Consultant’s assistance in the preparation of, and the execution of, any papers that the Company may deem necessary or helpful for the Company to obtain, at the Company’s expense, any patents, copyrights, trademarks or other proprietary rights. The Company shall reimburse Consultant for reasonable and documented out-of-pocket expenses incurred by Consultant under this provision, in accordance with Section 5 hereof.
          (c) Unless otherwise requested by the Company, upon the completion of the Services to be performed hereunder or upon the earlier termination of Consultant’s services with the Company, Consultant shall immediately turn over to the Company all Work Products developed hereunder. All Work Product reduced to tangible form shall bear the Company’s copyright and trade secret notices, or such other proprietary notice as the Company may specify.
     16. Consultant Warranties. Consultant warrants that:
          (a) Consultant has full rights and authority to execute, deliver and perform his obligations under this Agreement.
          (b) During the Term of this Agreement, all Services will be performed in accordance with the highest professional standards and in accordance with this Agreement.
          (c) The Company shall receive free, good and clear title to all Work Product provided under this Agreement.
          (d) No Work Product provided hereunder, or process or methodology used in performing the Services, infringes or shall infringe on any third party intellectual property right or contractual right.
          (e) Consultant shall comply with all applicable federal, state and local laws, regulations, and ordinances, and the Company’s standards and specifications (as communicated in writing to Consultant), in the performance of its obligations hereunder.
          (f) Consultant hereby represents to the Company that Consultant is not subject to any employment agreement, non-competition agreement, non-disclosure agreement or other agreement, covenant, understanding or restriction that would prohibit Consultant from executing this Agreement or providing services hereunder, or which would in any manner limit or affect his obligations hereunder. Consultant further represents to the Company that he has disclosed his relationship with the Company to any other person or entity to whom Consultant may be required to disclose in accordance with the terms of any agreement or understanding, implied or otherwise.
     17. Definitions.
          (a) “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, including any rules and regulations promulgated thereunder, along with

Treasury and IRS interpretations thereof. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.
          (b) “IPO” has the meaning specified in the Stockholders Agreement.
          (c) “Merger” means that certain transaction pursuant to the Agreement and Plan of Merger, dated September 15, 2005 by and among the Company and the other parties thereto.
          (d) “Stockholders Agreement” means the Stockholders Agreement by and among investment funds affiliated with The Blackstone Group, L.P., Goldman Sachs & Co. and DLJ Merchant Banking Partners IV, L.P., the Company, Consultant, and other signatories dated as of April 5, 2006, as may be amended from time to time.
          (e) “Subsidiary” means any entity, corporation, partnership (general or limited), limited liability company, firm, business organization, enterprise, association or joint venture in which the Company directly or indirectly controls ten percent (10%) or more of the voting interest.
     18. Indemnity.
          (a) Consultant agrees to indemnify, defend, and hold harmless the Company and its parents, subsidiaries, affiliates, officers, directors, and employees, from any and all claims, actions, liabilities, losses, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees) to the extent based on:
     (i) infringement of any patent, copyright, trademark, trade secret or other third party intellectual property right or contractual right based on any Work Product or deliverable furnished to the Company by Consultant pursuant to the terms of this Agreement or the use thereof by the Company;
     (ii) any breach of this Agreement by Consultant; and
     (iii) personal injury or damage to property arising out of the fault or negligence of Consultant.
          (b) The Company will indemnify Consultant (and his legal representative or other successors) to the fullest extent permitted (including a payment of expenses in advance of final disposition of a proceeding) by applicable law, and Consultant shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives (including but not limited to any judgment entered by a court of law) at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which Consultant (or his legal representatives or other successors) may be made a party by reason of his having been employed by the Company or by reason of his being or having been a director, officer or employee of the Company, or any Subsidiary of the Company, or his serving or having served any other enterprise as a director, officer or employee at the request of the Company, and to the extent the Company maintains such an insurance policy or policies, Consultant shall be covered by such policy or policies, in accordance with its or their terms to the maximum extent of the coverage available for any Company officer or director. Consultant’s rights under this Section 18(b) shall continue without time limit for so long as he may be subject to any such liability, whether or not the Term may have ended.
     19. Arbitration. (a) The Company and Consultant agree that, except for injunctive relief sought by the Company to enforce Sections 10, 11, 12, 13, 14, 15 or 18 of this Agreement, any controversy or claim (including all claims pursuant to common and statutory law) relating to or arising from this Agreement or arising out of or relating to the subject matter of this Agreement shall be resolved exclusively through binding arbitration. The arbitration shall be administered by a panel of three neutral arbitrators (the “Panel”) admitted to practice law in Texas for ten years or more chosen by agreement of the Parties, or, if no agreement can be reached, in accordance with the American Arbitration Association Rules, or any successor thereto. Any such arbitration proceeding shall take place in Dallas County, Texas. The arbitration proceeding and all related documents will be confidential, unless disclosure is required by law. The Panel will have the authority to award the same remedies, damages, and costs that a court could award, including but not limited to the right to award injunctive relief in accordance with the other provisions of this Agreement. The Panel shall issue a written reasoned award explaining the decision, the reasons for the decision, and any damages awarded. The Panel’s decision will be final and binding. The judgment on the award rendered by the Panel may be entered in any court having jurisdiction thereof. This provision can be enforced under the Federal Arbitration Act. The Panel shall determine the prevailing party in the arbitration. The Panel shall be permitted to award only those remedies in law or equity that are requested by the parties, appropriate for the claims and supported by credible, relevant evidence.
          (b) Subject to the terms and any exceptions provided in this Agreement, the parties each waive the right to a jury trial and waive the right to adjudicate their disputes under this Agreement outside the arbitration forum provided for in this Agreement. All controversies, claims, or disputes, including any representative claims against the Company and/or related third parties, shall be resolved by binding arbitrations only on an individual basis. There shall be no right or authority for any claims to be arbitrated on a class action or consolidated basis, it being expressly acknowledged by Consultant that he waives the right to file, participate in, or be a member of any class action lawsuit, representative action, or class arbitration. The Panel shall not allow Consultant to serve as a representative, as a private attorney general, or in any other representative capacity for others in the arbitration. It is an indispensable condition of the arbitration that there will be no class arbitration.
          (c) As the sole exception to the exclusive and binding nature of the arbitration commitment set forth above, the parties agree that the Company shall have the right to initiate an action in a court of competent jurisdiction in order to request temporary, preliminary, and permanent injunctive or other equitable relief, in accordance with Section 20 of this Agreement; provided, however, that nothing in this Section should be construed to constitute a waiver of the parties’ rights and obligations to arbitrate regarding matters other than those specifically addressed in this Section 19.

          (d) The Company will pay the arbitration fees and expenses, less any filing fees. Consultant agrees to submit to the Company written evidence of all such expenses incurred on a monthly basis which reimbursement in no event will be later than the end of the year following the year in which Consultant incurs the expense, and each provision of reimbursement pursuant to this Section 19(d) shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code. Any expenses reimbursed by the Company in no event will affect the amount of expenses required to be reimbursed by the Company in any other taxable year. Otherwise, each party shall be solely responsible for its/her/his own costs and attorneys’ fees, unless otherwise awarded by the Panel.
          (e) Should a court of competent jurisdiction determine that the scope of the arbitration and related provisions of this Agreement are too broad to be enforced as written, the parties intend that the court reform the provision in question to such narrower scope as it determines to be reasonable and enforceable, except for Section 19(b) above, which is an indispensable condition of the arbitration clauses set forth herein.
     20. Remedies. (a) Consultant and the Company agree that the covenants contained in Sections 12, 13, 14 and 15 are reasonable under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction any such covenant is not reasonable in any respect, such court will have the right, power and authority to sever or modify any provision or provisions of such covenants as to the court will appear not reasonable and to enforce the remainder of the covenants as so amended. Consultant acknowledges and agrees that the remedy at law available to the Company for breach of any of Consultant’s obligations under Sections 12, 13, 14 and 15 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Consultant acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon adequate proof of Consultant’s violation of any such provision of this Agreement, the Company will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage without posting bond or giving notice, and Consultant hereby submits to the jurisdiction of the courts in the State of Texas.
          (b) Consultant acknowledges that the restrictions, prohibitions, and other provisions set forth in this Agreement are reasonable, fair, and equitable in scope, terms, and duration, are necessary to protect the legitimate business interests of the Company, and are a material inducement to the Company to enter into the arrangement hereby contemplated.
     21. Governing Law; Submission to Jurisdiction. Except as provided in Section 19 hereof, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, provided that provisions of Delaware law requiring application of the law of any other jurisdiction shall be disregarded. Each of Consultant and the Company hereby submits to the exclusive jurisdiction of (i) the Texas state courts having general trial jurisdiction in and for Dallas County, Texas and (ii) the United States District Court for the Northern District of Texas, in each case for the purposes of all legal proceedings arising out of or relating to the Agreement. Each of Consultant and the Company irrevocably waives, to the fullest extent permitted by law, any objection which either Party may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Notwithstanding any of the foregoing, this Section 21 shall in all respects be subject to the provisions set forth in Section 19 of this Agreement regarding arbitration.
     22. Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
     23. Successors and Assigns. (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company or of any Subsidiary or any division or business unit thereof for which Consultant performs Services (and any such successor, the “Successor”), expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company or of any Subsidiary or any division or business unit thereof for which Consultant performs services whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.
     (b) This Agreement will inure to the benefit of and be enforceable by Consultant’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.
     (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 23(a) and 23(b). Without limiting the generality or effect of the foregoing, Consultant’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Consultant’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 23(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.
     24. Code Section 409A. It is intended that any amounts payable under this Agreement and the Company’s and Consultant’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A of the Code and the treasury regulations relating thereto so as not to subject Consultant to the payment of the additional tax, interest and any tax penalty which may be imposed under Code Section 409A. In furtherance of this interest, to the extent that any provision hereof would result in Consultant being subject to payment of the additional tax, interest and tax penalty under Code Section 409A, to the extent practicable, the parties agree to amend this Agreement in order to bring this Agreement into compliance with Code Section 409A; and thereafter interpret its provisions in a manner that complies with Section 409A of the Code. Reference to Section 409A of the Code is to Section 409A of the Internal

Revenue Code of 1986, as amended, and will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of Treasury or the Internal Revenue Service.
     25. Entire Agreement. This Agreement (including any attached Schedules), the Option Agreement, Rollover Options Agreement and the Stockholders Agreement set forth the complete understanding of the parties with respect to the engagement of Consultant’s services following the Retirement Date and supersedes any and all prior or contemporaneous communications, discussions, agreements, understandings, promises, and/or representations made by either party to the other, whether oral, written, or in any other form (including, without limitation, the Prior Agreement), which may have related to the subject matter hereof, not expressly included herein.
     26. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.
     27. Notices. All notices, requests, demands and other communications provided for herein shall be in writing, shall be delivered by hand, mailed by registered or certified first class mail, return receipt requested, postage prepaid or by telecopier or overnight courier (with proof of delivery requested), shall be deemed given when received and shall be addressed to the parties hereto at their respective address listed below or to such other persons or addresses as the relevant party shall designate as to itself or himself from time to time in writing delivered in like manner:
If to the Company, to:
HealthMarkets, Inc.
9151 Boulevard 26
North Richland Hills, Texas 76180
Attention: General Counsel
If to Consultant, to:
     28. Severability. If any provision of this Agreement is adjudged by any court to be void or unenforceable in whole or in part, the remainder of the Agreement shall remain valid and enforceable and the invalid portion shall be amended only to the extent necessary to render it valid and enforceable. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law, such invalidity or unenforceability shall not affect any other provision, but this Agreement shall be reformed, construed and enforced as if such invalid or unenforceable provision had never been contained herein.

     29. Waiver. A failure of either party to exercise any right provided for herein shall not be deemed to be a waiver of any right hereunder.
     30. Survival. Sections 4(c) — 4(f), 10, 11, 12, 13, 14, 16, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29 and this Section 30 shall survive any termination or expiration of this Agreement.
[Signature page follows.]

     IN WITNESS WHEREOF, with the Company signatory listed below having been duly authorized by the Company to enter into this Agreement by the Company, the parties hereto have executed this Agreement as of the day and year first written.

William J. Gedwed
Date: June __, 2008

HEALTHMARKETS, INC.
By:
	Name:	Michael A. Colliflower
	Title:	Executive Vice President & General Counsel
Date:	June __, 2008

Schedule A
Release Agreement
     WHEREAS, HealthMarkets, Inc. a Delaware corporation and William J. Gedwed (“Executive”) are parties to a Transition Services Agreement, dated June 1, 2008 (the “Transition Services Agreement”); and
     WHEREAS, the Company and Executive are parties to an Employment Agreement, dated April 4, 2006 (the “Employment Agreement”);
     WHEREAS, Executive’s employment with the Company ended on June 1, 2008 (the “Retirement Date”); and
     WHEREAS, Executive is required to sign this release within 21 days after Executive is provided a copy of this Release Agreement in order to commencement services pursuant to the terms of the Transition Services Agreement and be entitled to receive the payments to be made and the benefits to be received by Executive thereunder.
     NOW THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, Executive agrees as follows:
     This Release is effective on Release Effective Date (as defined in Section 7(f) hereof).
     1. In consideration of the payments and promises contained in the Transition Services Agreement and in full compromise and settlement of any of Executive’s potential claims and causes of action relating to or arising out of Executive’s employment relationship with the Company or the termination of that relationship and any and all other claims or causes of action that Executive has or may have against the Company and any HealthMarkets Affiliate (as defined below) up to the date of execution of the release provided in this Schedule A (the “Release”), Executive hereby knowingly and voluntarily agrees to irrevocably and unconditionally waive and release and forever discharge the Company and any other entity controlled by, controlling or under common control with the Company, and their respective predecessors and successors, and their respective associates, owners, intermediate and ultimate parent entities, related or affiliated companies, successors-in-interest, divisions, subsidiaries, all of its and their current and former stockholders, assigns, agents, partners, directors, officers, employees, representatives, insurers, reinsurers, attorneys, accountants, auditors, employee welfare benefit plans and pension or deferred compensation plans and their trustees, administrators and other fiduciaries, and all persons acting by, through, under, or in concert with them, or any of them, whether in their individual or official capacities, unless the context otherwise clearly requires (collectively, the “HealthMarkets Affiliates”), from any and all arbitrations, complaints, claims, liabilities, obligations, promises, sums of money, agreements, controversies, damages, manner of action or actions, lawsuits, rights, demands, sanctions, liens, contracts, proceedings, grievances, charges, costs (including attorneys’ fees), losses, debts and expenses of any nature whatsoever, or by reason of any fact, matter, cause or causes of action, whether in law or equity, or otherwise, and every description, whether known or unknown, suspected or unsuspected, and specifically including any matter that may be based on the sole or contributory negligence (whether active, passive or gross) of any HealthMarkets Affiliate which Executive, Executive’s successors, heirs or assigns had, now have, may have, claimed to have or any time had against the HealthMarkets Affiliates prior to the execution of this Release or related thereto (collectively “Claims”) and Executive agrees not to assert any such Claims or causes of action.
     2. This complete Release of Claims includes, without express or implied limitation, the release of all Claims or causes of action arising out of or relating to Executive’s employer-employee relationship with HealthMarkets, (including, but not limited to, the Employment Agreement, any severance, salary, bonus, incentive, other compensation, vacation, sick leave, medical and life insurance benefits, stock options or ownership, profit-sharing, and/or any employee benefit plan under Section 401 of the Code) or the termination of that relationship, and any other Claim, including, without limitation, all Claims of alleged breach of express or implied written or oral contract, alleged breach of employee handbook, alleged wrongful discharge, and tort claims, theories of wrongful termination whether in tort or contract or in violation of public policy, all Claims of intentional, reckless, or negligent infliction of emotional distress; all Claims of breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; all Claims of interference with contractual or advantageous relations, whether prospective or existing; all Claims of deceit or misrepresentation; all Claims of discrimination under any federal, state, or local law, and any legal restrictions on the Company’s right to terminate employees, or any federal, state, local statutory or common law or other governmental statute, regulation or ordinance, including, without limitation, the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., as amended; the Older Workers’ Benefit Protection Act; the Reconstruction Era Civil Rights Act of 1866 and 1871; §§ 1981 and 1983 of Title 42 of the United States Code; the Civil Rights Act of 1964, Title VII, 42 U.S.C. §§ 2000(e) et seq.; The Civil Rights Act of 1991, 42 U.S.C. § 1981(a) et seq.; the Equal Pay Act of 1963, 29 U.S.C. § 206(d) et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101 et seq. as amended; the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101-2109; the Sarbanes-Oxley Act of 2002, as amended; the Fair Labor Standards Act, as amended; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 et seq., as amended; the Family and Medical Leave Act, 29 U.S.C. §§ 2601 et seq., as amended; the Labor Management Relations Act, 29 U.S.C. §§ 141 et seq., as amended; the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., as amended; the Racketeer Influenced and Corrupt Organizations Act, 18 U.S.C. §§ 1961 et seq., as amended; the Sabine Pilot Doctrine; the American Jobs Creation Act of 2004; the Texas Workforce Commission Act; Texas Labor Code §§ 21.001 et seq., as amended; the Texas Pay Day Law; Texas Labor Code §§ 61.001 et seq., as amended; and/or the Texas Worker’s Compensation Discrimination Law; Texas Labor Code §§ 451.001 et seq., as amended; all Claims of defamation or damage to reputation, slander, negligence, fraud, retaliation, constructive termination; all Claims for reinstatement; all Claims for punitive or emotional distress damages; all Claims for wages, bonuses, severance, back or front pay or other forms of compensation which are based upon or arise from the acts, practices, transactions, events, and/or facts underlying any wage claim that was or could have been asserted; all Claims for attorney’s fees and costs and any Claim under any other statutes of the State of Texas, or other jurisdictions, and the facts, circumstances, allegations, and controversies relating or giving rise thereto that have accrued to the date of execution of this Release.

     3. Executive hereby covenants and agrees that Executive will not indirectly or directly commence, maintain, initiate, prosecute, join in, or in any manner seek relief through, or cause, encourage, assist, volunteer, advise or cooperate with any other person to commence, maintain, initiate, prosecute, join in, or in any manner seek relief through, any action, lawsuit, proceeding, investigation, charge, or claim before any court, legislative body or committee, or administrative agency (whether state, federal, or otherwise) against any of the HealthMarkets Affiliates for or with respect to any of the Claims. Executive agrees that if Executive commences, maintains, initiates, prosecutes, joins in, or in any manner seeks relief through, or causes, encourages, assists, volunteers, advises, or cooperates with any other person in connection with commencement, maintenance, initiation, prosecution, joinder, or in any manner seeking relief through, any action, lawsuit, proceeding, investigation, charge, or claim arising out of, based upon, or relating to any of the Claims, or in any manner asserts against the HealthMarkets Affiliates, or any of them, any of the Claims, or any breach of Executive’s promises in this Release, then Executive shall pay to the HealthMarkets Affiliates, and each of them, all amounts paid to Executive pursuant to the Transition Services Agreement and all reasonable attorneys’ fees, expenses, and costs incurred by the HealthMarkets Affiliates, or any of them, in defending or otherwise responding to said suit, breach or Claim, except to the extent that he challenges the validity of the Release under the Age Discrimination in Employment Act, in which case the Company may only recover such fees and expenses as may be permitted by state and federal law.
     4. Executive agrees to release and discharge the Company and the HealthMarkets Affiliates, not only from any and all Claims which he could make on his own behalf, but also those which may or could be brought by any person or organization, on his behalf for monetary relief, and he specifically waives any right to recovery, directly or indirectly, in connection with any class or collective action or representative proceeding in which a claim or claims against the Company for monetary relief may arise, in whole or in part, from any event which occurred up through and including the Release Effective Date.
     5. Notwithstanding anything to the contrary in the foregoing provisions, nothing hereunder shall be deemed to affect, impair, or diminish in any respect (a) any vested rights or other entitlement Executive may have as of the Retirement Date under the Company’s 401(k) Savings and Retirement Plan; (b) any other vested rights or other entitlements Executive may have as of the Retirement Date under any employee benefit plan or program, including without limitation any stock option or warrant plan or program, in which Executive has participated in his capacity as an employee of the Company; (c) Executive’s right to seek to collect unemployment benefits that Executive may be entitled to as a result of employment with the Company or Executive’s right to seek to collect benefits under workers’ compensation insurance, if applicable; or (d) any indemnity against claims, costs or expenses to which Executive may be entitled as a result of having served as an officer of the Company or any of its affiliates pursuant to their respective articles or by-laws; any agreement with Executive or any policies of insurance the Company or any of its affiliates may maintain.
     6. The parties understand, agree and intend that, upon execution and non-revocation of this Release and the commencement of services pursuant to the Transition Services Agreement, Executive will have received complete satisfaction of any and all claims, whether known, suspected, or unknown, that he may have or had against the Company, including under the Employment Agreement, and he thereby waives any and all relief not explicitly provided for herein.
     7. Executive acknowledges as follows:
          (a) Executive has carefully read and fully understands all of the provisions of this Release;
          (b) Executive’s waiver and release of rights and claims as set forth in the Release is in exchange for valuable consideration which he would not otherwise be entitled to receive;
          (c) Executive knowingly and voluntarily agrees to all of the terms set forth in this Release freely, voluntarily, without coercion or duress of any kind and intending to be legally bound by such terms;
          (d) Executive has been advised by the Company to consult with his own legal counsel prior to executing and delivering this Release and has been afforded full and fair opportunity, and hereby is advised in writing, to consult with an attorney of Executive’s choice prior to executing this Release;
          (e) Executive has been given the opportunity to review and consider this Release and the terms and provisions set forth herein for a period of at least 21 days prior to executing and delivering this Release, and in the event that Executive has executed this Release within less than 21 days of the end of Executive’s employment with the Company, Executive acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Release for the entire 21-day period;
          (f) Executive and the Company acknowledge that for a period of seven (7) days from the date that Executive executes this Release (the “Revocation Period”), he shall retain the right to revoke this Release by written notice that is received by the Company’s Director of Human Resources of the Company before the end of such Revocation Period; provided that this Release is not revoked pursuant to the preceding sentence, this Release shall become effective, binding, irrevocable and enforceable on the first day after due execution and delivery of this Release by Executive and the Company on or by which all of the following conditions shall have been satisfied: (i) the Revocation Period has expired such that this Release may no longer be revoked or rescinded by either party; and (ii) the Director of Human Resources of the Company has received an original copy of this Release, which has been duly and properly executed and notarized by and on behalf of Executive (the “Release Effective Date”);
          (g) if Executive exercises his right to revoke this Release, this Release and the Transition Services Agreement shall be null and void ab initio, and Executive acknowledges and agrees that Executive will forfeit his right to receive any of the payments and benefits provided for in the Transition Services Agreement and the Employment Agreement, without affecting the effectiveness of the termination of Executive’s employment with the Company, and without altering the termination of Executive’s employment from all offices and any directorships and any fiduciary positions;

          (h) Executive also acknowledges and agrees that if the Company has not received Executive’s notice of revocation of this Release prior to the expiration of the Revocation Period, Executive will have forever waived his right to revoke this Release, and this Release shall thereafter be enforceable and have full force and effect;
          (i) in executing this Release, Executive does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter, basis, or effect of this Release or otherwise;
          (j) for the purpose of implementing a full and complete release and discharge of the Company, Executive expressly acknowledges that the Release is intended to include in its effect, without limitation, all claims which Executive does not know or suspect to exist in his favor at the time of execution hereof, and that this Release contemplates the extinguishment of any such claim or claims. IN EXECUTING THIS RELEASE, EXECUTIVE EXPRESSLY REPRESENTS THAT HE IS DOING SO VOLUNTARILY AND OF HIS OWN FREE WILL AND THAT HE IS OF SOUND MIND AT THE TIME OF SAID EXECUTION.
          (k) Executive represents that he has not filed any complaints or lawsuits against the Company with any government agency or any court, and that he will not seek to recover any monetary damages in the future with respect to Claims that arose prior to the Release Effective Date; provided, however, that this shall not limit Executive from filing a lawsuit for the sole purpose of enforcing Executive’s rights under this Release;
          (l) Executive understands that Executive has not released or waived any rights or claims under the Age Discrimination in Employment Act of 1967 that may arise after the date of execution and delivery of this Release by all parties and that the release and waiver of claims contained in this Release are given by Executive in exchange for additional consideration over and above any consideration to which Executive was already indisputably entitled; and
          (m) Executive represents and warrants that he has not assigned any Claims released in this Release.
     IN WITNESS WHEREOF, the parties have executed this Release as of the date first set forth above.

HEALTHMARKETS, INC.

By:		By:

	Name:		William J. Gedwed

Title:

Date:		Date:

Schedule B
Excise Tax Gross-up Procedural Provisions
     1. Subject to the provisions of Paragraph 5, all determinations required to be made under Section 11 of the Transition Services Agreement and this Schedule C, including whether an Excise Tax is payable by Consultant and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to Consultant and the amount of such Gross-Up Payment, if any, will be made by a nationally recognized accounting firm selected by the Company (the “National Firm”). The Company will direct the National Firm to submit its determination and detailed supporting calculations to both the Company and Consultant within 30 calendar days after the date of termination of Consultant’s service, if applicable, and any such other time or times as may be requested by the Company or Consultant. If the National Firm determines that any Excise Tax is payable by Consultant, the Company will pay the required Gross-Up Payment to Consultant within five (5) business days after receipt of such determination and calculations with respect to any Payment to Consultant. If the National Firm determines that no Excise Tax is payable by Consultant with respect to any material benefit or amount (or portion thereof), it will, at the same time as it makes such determination, furnish the Company and Consultant with an opinion that Consultant has substantial authority not to report any Excise Tax on Consultant’s federal, state or local income or other tax return with respect to such benefit or amount. As a result of the uncertainty in the application of Section 4999 of the Code and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the National Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Paragraph 5 and Consultant thereafter is required to make a payment of any Excise Tax, Consultant will direct the National Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and Consultant as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, Consultant within five (5) business days after receipt of such determination and calculations.
     2. The Company and Consultant will each provide the National Firm access to and copies of any books, records and documents in the possession of the Company or Consultant, as the case may be, reasonably requested by the National Firm, and otherwise cooperate with the National Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Paragraph 1. Any determination by the National Firm as to the amount of the Gross-Up Payment will be binding upon the Company and Consultant.
     3. The federal, state and local income or other tax returns filed by Consultant will be prepared and filed on a consistent basis with the determination of the National Firm with respect to the Excise Tax payable by Consultant. Consultant will report and make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of Consultant’s federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of Consultant’s federal income tax return, or corresponding state or local tax return, if relevant, the National Firm determines that the amount of the Gross-Up Payment should be reduced, Consultant will within five (5) business days pay to the Company the amount of such reduction.
     4. The fees and expenses of the National Firm for its services in connection with the determinations and calculations contemplated by Paragraph 1 will be borne by the Company. If such fees and expenses are initially paid by Consultant, the Company will reimburse Consultant the full amount of such fees and expenses within five (5) business days after receipt from Consultant of a statement therefor and reasonable evidence of Consultant’s payment thereof.
     5. Consultant will notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than 10 business days after Consultant actually receives notice of such claim and Consultant will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Consultant). Consultant will not pay such claim prior to the expiration of the 30-calendar-day period following the date on which Consultant gives such notice to the Company or, if earlier, the date that any payment of amount with respect to such claim is due. If the Company notifies Consultant in writing prior to the expiration of such period that it desires to contest such claim, Consultant will:
     (a) provide the Company with any written records or documents in Consultant’s possession relating to such claim reasonably requested by the Company;
     (b) take such action in connection with contesting such claim as the Company reasonably requests in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;
     (c) cooperate with the Company in good faith in order effectively to contest such claim; and
     (d) permit the Company to participate in any proceedings relating to such claim;
     provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless Consultant, on an after-tax basis, for and against any Excise Tax or income or other tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Paragraph 5, the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Paragraph 5 and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that Consultant may participate therein at Consultant’s own cost and expense) and may, at its option, either direct Consultant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Consultant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company determines; provided, however, that if the Company directs Consultant to pay the tax claimed and sue for a refund, the Company will pay the amount of such payment to Consultant and will indemnify and hold Consultant harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such payment; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Consultant with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Consultant will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
     6. If, after the receipt by Consultant of an amount paid by the Company pursuant to Paragraph 5, Consultant receives any refund with respect to such claim, Consultant will (subject to the Company’s complying with the requirements of Paragraph 5) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by Consultant of an amount paid by the Company pursuant to Paragraph 5, a determination is made that Consultant is not entitled to any refund with respect to such claim and the Company does not notify Consultant in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such payment will be forgiven and will not be required to be repaid and the amount of any such payment will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to Consultant pursuant to Section 11 and this Schedule C.
     7. The provisions of this Paragraph 7 shall apply to any transaction other than the Merger. Notwithstanding any provision of the Transition Services Agreement to the contrary, but giving effect to any redetermination of the amount of Gross-Up payments otherwise required by this Schedule C, if (A) but for this sentence, the Company would be obligated to make a Gross-Up Payment to Consultant, (B) the aggregate “present value” of the “parachute payments” to be paid or provided to Consultant under the Transition Services Agreement or otherwise does not exceed 1.10 multiplied by three times Consultant “base amount,” then the payments and benefits to be paid or provided under the Transition Services Agreement will be reduced (or repaid to the Company, if previously paid or provided) to the minimum extent necessary so that no portion of any payment or benefit to Consultant, as so reduced or repaid, constitutes an “excess parachute payment.” For purposes of this Paragraph 7, the terms “excess parachute payment,” “present value,” “parachute payment,” and “base amount” will have the meanings assigned to them by Section 280G of the Code. The determination of whether any reduction in or repayment of such payments or benefits to be provided under the Transition Services Agreement is required pursuant to this Paragraph 7 will be made at the expense of the Company by the National Firm. Appropriate adjustments will be made to amounts previously paid to Consultant, or to amounts not paid pursuant to this Paragraph 7, as the case may be, to reflect properly a subsequent determination that Consultant owes more or less Excise Tax than the amount previously determined to be due. In the event that any payment or benefit intended to be provided under the Transition Services Agreement or otherwise is required to be reduced or repaid pursuant to this Paragraph 7, Consultant will be entitled to designate the payments and/or benefits to be so reduced or repaid in order to give effect to this Paragraph 7. The Company will provide Consultant with all information reasonably requested by Consultant to permit Consultant to make such designation. In the event that Consultant fails to make such designation within 10 business days prior to the Termination Date or other due date, the Company may effect such reduction or repayment in any manner it deems appropriate.

Schedule C
HIPAA Business Associate Agreement
[See Attached]

C-1